UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2018

EverQuote, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38549	26-3101161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Broadway Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 522-3444

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 2, 2018, EverQuote, Inc. (the “Company”) filed a restated certificate of incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware in connection with the closing of the Company’s initial public offering (the “IPO”). The Company’s board of directors and stockholders approved the Restated Certificate to be filed in connection with, and to be effective upon, the closing of the IPO.

The Restated Certificate amends and restates the Company’s certificate of incorporation in its entirety to, among other things: (i) increase the authorized number of shares of common stock to 250,000,000 shares, of which 220,000,000 shares are designated as Class A Common Stock, and 30,000,000 shares are designated as Class B Common Stock; (ii) eliminate all references to the previously existing series of preferred stock; (iii) authorize 10,000,000 shares of undesignated preferred stock that may be issued from time to time by the Company’s board of directors in one or more series; (iv) provide that (a) prior to the first date after the effectiveness of the Restated Certificate on which the Link-Controlled Shares (as defined in the Restated Certificate) represent less than a majority of the voting power of the then-outstanding shares of Class A Common Stock and Class B Common Stock in an election of directors (such date, the “Threshold Date”), directors may be removed from office with or without cause by the affirmative vote or written consent of a majority of the votes that all of the Company’s stockholders would be entitled to cast in an election of directors, and (b) from and after the Threshold Date, directors may be removed only for cause and only by the affirmative vote of the holders of a majority of the votes that all of the Company’s stockholders would be entitled to cast in an election of directors; (v) provide that any vacancies or newly created directorships on the board of directors, however occurring, may be filled (a) prior to the Threshold Date, either by the affirmative vote or written consent of the holders of a majority of the votes that all of the Company’s stockholders would be entitled to cast in an election of directors, or by the vote of a majority of the directors then in office or by a written consent of all directors then in office, and (b) from and after the Threshold Date, only by vote of a majority of directors then in office or by written consent of all directors then in office, and shall not be filled by stockholders; (vi) provide that (a) prior to the Threshold Date, the Company’s stockholders may take action either by written consent in lieu of a meeting or at a duly held annual or special meeting of stockholders, and special meetings of stockholders may be called at any time either upon the affirmative vote or written consent of the holders of a majority of the votes that all the stockholders would be entitled to cast in an election of directors, or by the board of directors, and (b) from and after the Threshold Date, the Company’s stockholders may not take action by written consent in lieu of a meeting or call special meetings of stockholders; (vii) provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery for the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee or stockholder of the Company to the Company or its stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery or (d) any action asserting a claim arising pursuant to any provision of the Restated Certificate or bylaws of the Company or governed by the internal affairs doctrine; and (viii) provide that the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.

The foregoing description of the amendments made by the Restated Certificate is qualified by reference to the Restated Certificate, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

On July 2, 2018, in connection with the closing of the IPO, amended and restated bylaws of the Company (the “Amended and Restated Bylaws”), as approved by the Company’s board of directors to become effective immediately following the closing of the IPO, became effective. The Amended and Restated Bylaws amend and restate the Company’s bylaws in their entirety to, among other things: (i) eliminate the ability, from and after the Threshold Date, of the Company’s stockholders to take action by written consent in lieu of a meeting and call special meetings of stockholders; (ii) establish procedures relating to the presentation of stockholder proposals at stockholder meetings; (iii) establish procedures relating to the nomination of directors; and (iv) conform to the provisions of the Restated Certificate.

The foregoing description of the amendments made in the Amended and Restated Bylaws is qualified by reference to the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of EverQuote, Inc.

3.2	Amended and Restated Bylaws of EverQuote, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERQUOTE, INC.

Date: July 2, 2018	By:	/s/ Seth Birnbaum
Seth Birnbaum
President and Chief Executive Officer